EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-122644 of our reports dated April 26, 2005 relating to the balance sheet of Columbia Equity Trust, Inc., the combined financial statements of Columbia Equity Trust, Inc. Predecessor, the combined statement of revenues and certain expenses of four properties commonly referred to as Fair Oaks, Greenbriar, Sherwood Plaza and Meadows IV, the statements of revenues and certain expenses of National Build to Suit Loudoun Gateway, L.L.C., the statement of revenues and certain expenses of 5611 Columbia Pike LLC, the financial statements of King I, LLC, the financial statements of Madison Place, LLC, and the financial statements of Carr Capital 1575 Eye Associates, LLC, appearing in the Prospectus, which is part of this Registration Statement, and to the reference to us under the headings “Selected Financial and Other Data” and “Experts” in such Prospectus.

DELOITTE & TOUCHE LLP

McLean, Virginia
April 26, 2005